RELEASE IMMEDIATELY

Contact:                 Frank Cinatl       888-ABATIX-X (888-222-8499)                             fcinatl@abatix.com

ABATIX CORP.: UPDATE OF NASDAQ REVIEW

DALLAS, TEXAS, APRIL 19, 2004... ABATIX CORP. (NASDAQ ABIX) today announced Nasdaq has requested documents and other information related to our press release on April 14, 2004. Some of the documents and information have already been submitted with the remaining items to be submitted as soon as possible. In addition, we will comply fully with any other requests by Nasdaq.

Abatix is a small company with limited resources and we understand that many stockholders want to be kept up to date on the progress of this issue. It is impossible to respond to all of the telephone calls and emails. Therefore, we will use our website (www.abatix.com) and voice mail system as well as press releases, if appropriate, to help disseminate information. Our website and voicemail system will be updated as appropriate. Any material information will be sent out in the form of a press release.

Rest assured that we are doing everything we can to have the trading halt lifted as quickly as possible; however, we can not predict when this will happen.

ABATIX CORP. is a full line supplier to the construction tool, industrial safety, environmental supply and homeland security industries. The Company currently has seven distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington and in Las Vegas, Nevada. These distribution centers serve customers throughout the Southwest, Pacific Coast, Alaska and Hawaii.

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